Exhibit (10)


                           OWENS-CORNING
                   1994 CORPORATE INCENTIVE PLAN
                      GENERAL TERMS - OFFICERS
                   _____________________________


I.   PURPOSE

     The Plan's purpose is to provide an opportunity for eligible employees to earn incentive compensation in addition to their base salary as a result of attainment of Company Performance Objectives and as a result of their Business Unit contribution. Participation in the Plan provides the opportunity, not the certainty, of receiving an incentive compensation award. If a Business Unit earns an incentive fund, individual payouts are based on levels of contribution, as determined by management.

II.  PARTICIPATION IN THE PLAN

     A. Participants are selected based upon criteria established from time to time upon the recommendation of Business Unit Management.

     B. Participants will be advised of their incentive opportunity in terms of their Participating Salary (PS), expressed as a percentage of actual base earnings.

     C. If the employment of any participant terminates because of job elimination, retirement, disability or death during a Plan year, the incentive compensation payable to the participant or the participant's estate will be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked.

     D. Employees who become participants in the Plan after the year has begun will have their Participating Salary (PS) adjusted, pro-rata, for the portion of the period that they participate.

     E. Participants who change Business Units during the plan year will have their incentive payment determined by management of each Business Unit in proportion to the time served in each Business Unit.

     F. A Participant whose employment terminates either voluntarily or involuntarily (excluding job elimination, retirement, disability, or death) prior to the end of the Plan shall not be entitled to any incentive compensation for the period covered by the Plan.

     G. Participation in the Plan does not affect the duration of a participant's employment, which remains "employment at will". Either the participant or the Company may terminate employment at any time.

III.  INCENTIVE COMPENSATION FUND

     A. An Incentive Compensation Fund (the "Fund") will be created based upon achievement of the Performance Objectives. The Fund will be credited with at least
          25 percent of the aggregate Participating Salaries of the participants if the minimum (entry) Performance Objectives are achieved. No Fund will be created if that level of performance is not achieved.
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     B.   The Fund has no maximum limit, although only 100% of
          aggregate Participating Salaries may be paid as incentive compensation for the year. Any excess, or any portion of the Fund not awarded, will carry over to future years.

     C. The Compensation Committee may increase or decrease the total amount of incentive compensation earned to account for exceptional events that affect the Performance
          Objectives.

IV.  PERFORMANCE OBJECTIVES

     The Performance Objectives for 1994 are Earnings Per Share
     (60% weighting), Net Asset Turnover (30% weighting), and Sales (10% weighting). Charts for each of these Performance
     Objectives are attached. The Company's financial records are used to measure achievement of Performance Objectives.

V.   PAYMENT OF INCENTIVE COMPENSATION

     The amount of the whole Fund for all Plan Participants is determined by the Compensation Committee of the Board of Directors, while the portion of the Fund to be allocated to each Business Unit is determined by Management. Management determines individual incentive payouts as soon as possible following determination of the Incentive Compensation Fund.
     The actual incentives awarded are paid to participants in cash as soon thereafter as possible, less any required withholdings. However, Participants who have not yet met their stock ownership targets will receive 25% of their incentive payment in the form of the company's common stock.

VI.  CHANGE OF CONTROL

     In the event of a Change of Control of Owens-Corning Fiberglas during a Plan year, incentive awards shall be paid at the higher of:

          - one half of Participating Salary;

          - projected performance for the year, determined at the time the Change of Control occurs.

VII. GENERAL PROVISIONS

     The Company may amend, modify, or terminate this Plan at any time and will determine whether or not a Plan will be established for future years, and the terms of any future plan. A termination or modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the incentive compensation to which he/she would have been otherwise entitled but for such termination or modifica-tion, pro-rata for the period of the plan year prior to the termination or modification.
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                                                      Exhibit (10)



February 11, 1994



Mr. Larry T. Solari
105 Secor Woods Lane
Perrysburg, Ohio 43551

Dear Larry:

In accordance with our discussions concerning your continuing employment with and eventual termination from Owens-Corning
Fiberglas Corporation (the "Company"), the following agreement is proposed:


1.   EMPLOYMENT

     a. Although you have resigned as an Officer of the Company effective December 31, 1993, you will continue as a salaried employee with the title Consultant to the Chairman, at your current base salary of $25,833.33 per month through January 2, 1995, at which time you will be terminated as an employee for other than cause (such date hereinafter referred to as your "Separation Date").

     b. In this capacity, you shall devote such portion of your business time as is reasonably required to fulfill such duties and responsibilities as the Chairman shall from time to time assign to you. The Company acknowledges that such duties and responsibilities will not require your full business time and hereby consents to your accepting other full time employment during the term of this agreement so long as such employment does not materially interfere with your duties hereunder.

     c. In any event, you agree that you will not, directly or indirectly (whether as owner, partner, consultant, employee, officer, member of a board of directors or otherwise) at any time during the period ending December 31, 1997, engage or participate in any business that is involved in the manufacture of glass fiber insulation, including, without limitation, employment or affiliation with the following companies and each of their subsidiaries and affiliates:

         Compagnie de St. Gobain, Manville Corporation, Knauf, Guardian Industries and PPG Industries, Inc. The foregoing provisions of this paragraph c will not preclude you from owning stock in any corporation listed on a national stock exchange so long as your ownership does not exceed 1% of the total issued and outstanding shares in any such corporation.

     d. From the date hereof through January 2, 1995 you will not attempt to employ anyone then employed by the Company by initiating any contact with any such person for such purpose.

     e.  From the date hereof through your Separation Date, you shall continue to participate in all employee benefits comparable in type and amount to benefits provided to those employees holding positions with the Company similar to that held by you on December 30, 1993. The Company shall make available to you during the term of this agreement such office space and secretarial and other support
         services as shall be necessary or appropriate to carry out your duties hereunder. It is expressly understood that you may use such office space and support services for such lawful personal purposes as you shall reasonably determine.
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     f.  You will receive an incentive payment pursuant to the terms of the Company's 1993 Corporate Incentive Plan. This will be paid in February, 1994, after final performance is determined, and will be $250,000.

     g. In addition, you will be paid a bonus for 1994 of $170,500 (your target amount) on your Separation Date.


2.   SEVERANCE BENEFITS

     Your employment will terminate on January 2, 1995 and at that time you will receive all amounts due under the Amended Key Management Severance Benefits Agreement dated January 27, 1992. A brief summary of amounts due under that agreement is as follows:

     a. You will receive a payment equal to two (2) years base salary and two years incentive bonuses (at the higher of three years average target or actual bonus). This amount will be $941,666.

     b. You will also receive a special severance payment of $160,320.

     c. You will also receive a pension supplement consisting of the additional benefit you would have earned had you remained employed for three years following your Separation Date and had three (3) additional years of pension service. This amount, based upon 120% of the December, 1993 Pension Benefit Guaranty Corporation ("PBGC") interest rate of 4.25%, is approximately $904,505. Although your Severance Agreement calls for this amount to be figured at the time of your separation (i.e. January 2, 1995), we will compute it using 120% of the 4.25% PBGC interest rate in effect on December 31, 1993, and the rate on the date of your separation and pay you the greater of the two amounts.

     d. Your payment on your Separation Date will also include accrued vacation for 1994 of $29,807.

     The payments described in a, b, c and d above will be ordinary income when you receive them on January 2, 1995.

     e. Your participation will continue in the Company's active Health Care and Long Term Disability programs in effect from time to time for 36 months following your Separation Date (if you make the health care contributions as currently required). Should you die before the expiration of such 36 month period, your wife will be eligible to continue in such programs for the balance of such period and under the same terms and conditions.


3.   EFFECT OF SEVERANCE ON EMPLOYEE BENEFITS

     a.  Savings & Deferral Investment Plan (SDIP)
         On your Separation Date all Company contributions will be vested. You should contact the SDIP Department in Toledo to discuss your payment options in late 1994.

     b.  Pension
         As an employee with vested rights in the Owens-Corning Retirement Plan, you will be entitled to a deferred benefit after your Separation Date, payable on or after age 55. Your pension earnings for this purpose will not be increased by compensation paid pursuant to this agreement other than under paragraph 1(a). We have estimated your lump sum pension amount as of your age 55 to be $1,124,643, based on 120% of the December 31, 1993 "PBGC" rate of 4.25%. We will guaranty at least that PBGC rate until your attainment of age 55.
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         Only part of this benefit will be paid from the Retirement
         Plan. The amount above government imposed limits will either be paid by the Company or has already been paid to you through the Pension Preservation Trust. Of the $1,124,643 total amount, our current estimate is that about $550,000 would be payable outside of the Retirement Plan, less the pre-tax equivalent of all amounts which have previously been funded for you through the Pension Preservation Trust.


4.   OTHER CONSIDERATIONS

     The Company will also provide you the following benefits:

     a. If you should die between now and your attainment of age 55, the normal survivor's benefit then in effect would be payable from the Retirement Plan. The difference between $1,124,643 (less the pre-tax equivalent of PPT payment and the value of the survivor benefit) would be paid to your survivor in a lump sum.

     b. You have 17,000 stock options which were granted in August, 1990; 17,000 stock options granted in June, 1991; 20,000 stock options granted in June, 1992; and 20,000 stock options granted in June, 1993. Prior to your Separation Date, the options will continue to vest under their normal three year vesting schedule. All of your stock awards (subject to compliance with this agreement) will become fully vested on your Separation Date. Any options not exercised before your Separation Date will be exercisable for three years thereafter.

         In addition, you were granted 3,600 restricted shares in August, 1990; 3,300 restricted shares in June, 1991; 3,000 restricted shares in June, 1992; and 2,400 restricted shares in June, 1993. The share award from 1990 will vest in August of 1994. Any restrictions on the remaining shares will lapse on your Separation Date.

         Please call Kathy Iott, extension 6643, for instructions on exercising your options or any questions relative to the other stock awards. Before the delivery of any restricted share certificates or the exercise of the option shares, appropriate arrangements for the payment of applicable federal, state and local or other taxes must be arranged and Kathy can provide you with that information.

     c. Following the end of the 36-month period of health continuation provided in Section 2(e), you and your dependents will be eligible to participate in the Company's health care plan for retirees as then in effect upon making the appropriate contribution. You will be advised of these benefits shortly before the expiration of the 36-month period of active health care.

     d. The Company will reimburse you for your reasonable expenses in reviewing this agreement with your legal and financial advisors.

     e. The Company will continue your current umbrella excess personal liability insurance coverage through December 31, 1994.

     f. At your election, outplacement assistance will be offered through King, Chapman, Broussard & Gallagher in New York or a local firm in the Toledo area. Any reasonable expenses incurred to travel to New York City, as necessary to utilize these services, will be reimbursed. Please contact John Mallin to make appropriate arrangements.
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5.   EMPLOYEE CONDUCT

     In consideration of the benefits provided to you under this agreement, from the date hereof through December 31, 1996, you agree to refrain from acting or conducting yourself in any manner which damages the business reputation of the Company. If, pursuant to the provisions of paragraph 9 hereof, you are found to have breached the provisions of this paragraph 5 or paragraphs 1(c), 1(d) or 7 hereof. The Company will be entitled to whatever remedy is deemed appropriate under the provisions of paragraph 9 including, without limitation, injunctive relief or forfeiture of any amounts that are then due to you or which may thereafter become due under the terms of this agreement except to the extent such forfeiture is prohibited by the Employee Retirement Income Security Act of 1974, as amended.


6.   RELEASE AND COMPANY INDEMNITY

     a. In consideration of the benefits conveyed to you pursuant to the terms of this letter agreement, you hereby agree to release and discharge the Company, and its subsidiaries, affiliates, officers, directors, employees and agents (the "Released Persons") from any claim you may now have or may hereafter have against the Company or such Released Persons (excluding any claim for the compensation and benefits described in this letter) arising in connection with your employment by the Company or any of its subsidiaries or affiliates by executing the separate release attached hereto as Exhibit A.

     b. The Company also hereby releases you from any causes of action it may have against you arising out of, or in any way connected with, or related to your employment with the Company.

     c. The Company agrees to indemnify you and hold you harmless in accordance with its then current policy or practices for active officers and employees for any claims made against you by third parties arising out of the proper performance of your duties as an officer or employee of the Company or any of its subsidiaries or affiliates.


7.   CONFIDENTIALITY

     You shall hold in strict confidence and not disclose to any other person any confidential, non-public information relating to the business, research and development, employees and customers of the Company and its subsidiaries and affiliates, except (a) to the extent required by law, or (b) with the written consent of the Company. Except to the extent that the Chairman expressly otherwise provides in writing, you shall immediately deliver to the Company all files containing data, correspondence, books, notes and other written or graphic records under your control related to the Company or its subsidiaries or affiliates, regardless of the media in which they are embodied or contained.


8.   MISCELLANEOUS

     Except to the extent that your rights to the benefits are governed by the terms of the company's employee benefit plans, programs or arrangements, or by an agreement issued in accordance with the terms of such a plan, program or arrangement, or by the Amended Key Management Severance Benefits Agreement signed by you February 5, 1992, this agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior understandings or agreements between you and the Company relating to your employment by, and eventual termination from, the Company. Neither this agreement nor any term hereof may be changed, waived or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought. This agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.
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9.   ARBITRATION

     Any dispute arising out of or related to this Agreement (that cannot be settled through negotiation between the parties or their representatives within 15 days) shall, upon written demand of either of the parties, be resolved by binding arbitration, administered by the arbitrator, under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by the parties and if within five days they cannot agree upon an arbitrator, the selection shall be made by the President of the Toledo Bar Association within 15 days of the request to the President to make the selection. The arbitrators fees will be negotiated with and agreed upon by the parties. The extent of any schedule for discovery will be determined by the arbitrator. The arbitration hearing will be held as soon as possible after the arbitrator is selected, and the arbitrator's binding award will be rendered within 10 days after the hearing is concluded. In the award, the arbitrator may allocate the payment of costs and the fees of the attorneys and arbitrator as he sees fit. The award shall be enforceable and subject to appeal under
     Section 2711 of the Ohio Revised Code.


If the foregoing is entirely satisfactory to you, please sign the attached Release, one copy of this letter in the place provided for your signature and return them to me, whereupon this letter will be effective.

Sincerely,

OWENS-CORNING FIBERGLAS CORPORATION

/s/R. D. Heddens

Robert D. Heddens
Senior Vice President
Human Resources


ACCEPTED AND AGREED TO:


/s/Larry Solari                          2-16-94
___________________                   ___________
Larry T. Solari                       Date


DLJ001.4
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                        GENERAL RELEASE OF
                OWENS-CORNING FIBERGLAS CORPORATION
                       BY LARRY T. SOLARI
               ___________________________________




In exchange for the understandings of Owens-Corning Fiberglas Corporation (the "Company") described in a letter agreement dated February 11, 1994, (including salary continuation, bonus payments and accelerated vesting of stock options and stock awards), I, my heirs, personal representatives, successors and assigns, hereby release and discharge the Company, its successors, subsidiaries, officers, directors and employees from all claims, liabilities, demands or causes of action, known or unknown, arising out of or in any way connected with or related to my employment and the termination thereof. This includes, but is not limited to, claims of wrongful discharge, breach of any implied or express contract, whether oral or written, intentional or negligent infliction of emotional harm, defamation, or any other tort. This also includes any claims based on any local, state, or federal statute relating to age, sex, race, or other form of discrimination such as, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and any breach of any implied or express contract not part of this General Release.

I understand I have seven days after signing to rescind this release agreement and this release and the letter agreement of even date herewith between the Company and me (the "Letter Agreement") shall not be effective until after such period has expired. In the event that I rescind this release, I understand that the Letter Agreement shall be rendered void and without effect and that I shall be obligated to return to the Company any consideration previously paid to me by the Company pursuant to the terms of such Letter Agreement. I acknowledge that the Company has advised me that I should consult an attorney prior to executing this Release and the Letter Agreement, and that I have had 21 days to consider the terms set forth in the Letter Agreement and the conditions set forth in this Release.


_________________________             February ___, 1994
Larry T. Solari


Received by Senior Vice President, Human Resources:

                                   February ___, 1994

_________________________
Robert D. Heddens

DLJ002.4